Exhibit 99.1

Digital Turbine Announces the Sale of Content and Advertiser & Publisher Businesses

Transactions Sharpen Strategic Focus on Core Mobile Platform Business and Improve Overall Company Margin Profile

Austin, TX May 1, 2018 /PRNewswire/ -- Digital Turbine, Inc. (Nasdaq: APPS), the Company empowering operators and Original Equipment Manufacturers (“OEMs”) around the globe with end-to-end mobile solutions, today announced the divestiture of its Content and Advertisers & Publishers (“A&P”) businesses in two separate transactions. These divestitures sharpen Digital Turbine’s strategic focus on its higher-growth and higher-margin Operators & OEMs (“O&O”) business, which has generated revenue growth of 88% year-over-year during the first three quarters of fiscal 2018. The Company will benefit from a streamlined business model, simplified operating structure and enhanced management focus. Additionally, the Company expects to be able to generate additional cash via the announced transactions that can be re-invested into key O&O growth initiatives.

“The transactions announced today mark an important step in the Company’s ongoing execution of its growth strategy, as they reflect our focused commitment to the core mobile delivery platform business with our operator and OEM partners,” said Bill Stone, CEO. “I am extremely excited about the inherent potential and market acceptance of our recently-enriched Mobile Delivery Platform. Now, with a singular focus to begin fiscal 2019, we are poised to ensure that we optimally capitalize on the wealth of opportunities directly in front of us.”

“At the same time, the announced sales transactions represent a favorable exit strategy, as they provide the Company an opportunity to derive additional value from the divested business units via multi-year profit-sharing arrangements and equity participation rights in the divested Content business. While these businesses will no longer be a part of our operating business, the transaction terms announced today allow our shareholders to benefit both financially and strategically from potential synergies with our core O&O business in future years,” concluded Mr. Stone.

Sale of Content Business

On April 29, 2018, Digital Turbine entered into an Asset Purchase Agreement with Chargewave Ptd Ltd., an Australia-based entity, to sell certain assets related to its direct carrier billing business. As consideration for this asset sale, Digital Turbine is entitled to receive certain license fees, profit sharing and equity participation rights as outlined in the Company’s Form 8-K filed today with the Securities and Exchange Commission in connection with the issuance of this press release. The transaction is subject to closing conditions and is expected to be completed in June of this year.

Sale of the Advertisers & Publishers (“A&P”) Business

On April 29, 2018, Digital Turbine entered into an Asset Purchase Agreement with Creative Clicks B.V., a Netherlands-based entity, which agreed to acquire the rights, title and interest in Digital Turbine’s A&P customer agreements with specified advertisers and publishers. As consideration for this asset sale, Digital Turbine is entitled to receive a percentage of the gross profit derived from these customer agreements for a period of three years as outlined in the Company’s Form 8-K filed today with the Securities and Exchange Commission in connection with the issuance of this press release. The transaction is subject to closing conditions and is expected to be completed by June of this year.

The Company intends to further discuss the Content and A&P transactions described herein, including their expected financial impact, during its fourth quarter of fiscal 2018 earnings conference call in June.

“We are excited to welcome the Digital Turbine’s ‘A&P business’ into the Creative Clicks family. With this acquisition we are taking the next step to further enlarge our unparalleled mobile marketing services for brands, publisher and marketers,” said Raymond Kokken, CEO Creative Clicks.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, connecting top mobile operators, OEMs and publishers with app developers and advertisers worldwide. Its comprehensive Mobile Delivery Platform powers frictionless user acquisition and engagement, operational efficiency and monetization opportunities. Digital Turbine’s technology platform has been adopted by more than 30 mobile operators and OEMs worldwide, and has delivered more than one billion app preloads for tens of thousands advertising campaigns. The company is headquartered in Austin, Texas, with global offices in Durham, Mumbai, San Francisco, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com.

About Creative Clicks

Creative Clicks is the world's leading mobile data driven marketing platform empowering brands, publishers and marketers to attract and engage with global customers at a massive scale through our proprietary machine learning technology.

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Brian Bartholomew

Digital Turbine

brian.bartholomew@digitalturbine.com

SOURCE Digital Turbine, Inc.

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